EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements Nos. 333-134005, 333-188568, 333-166764, 333-140992, 333-140991 on Form S-8 of Crown Holdings, Inc. of our report dated March 8, 2018 (December 6, 2018 as to Note 15), relating to the consolidated financial statements of Signode Industrial Group Holdings (Bermuda) Ltd. and its subsidiaries as of December 31, 2017, and for the year then ended, appearing in this Current Report on Form 8-K/A (Amendment #2) of Crown Holdings, Inc. dated December 6, 2018.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
December 6, 2018